Exhibit 10.2

Marten Transport, Ltd.

2013 Non-Employee Director Compensation Summary

On May 3, 2013, our Compensation Committee also approved the following fee schedule for non-employee directors for fiscal year 2013, effective May 3, 2013, which remains unchanged from fiscal year 2012:

	2012	2013

Annual Board Retainer	$24,000	$24,000
Lead Director	5,000	5,000
Audit Committee chair	15,000	15,000
Compensation Committee chair	10,000	10,000
Nominating/Corporate Governance Committee chair	3,500	3,500

The company generally pays non-employee directors a fee of $1,250 for each Board meeting attended, $750 for each committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.

Pursuant to the non-employee director option program adopted on March 1, 2006, each non-employee director will also receive an automatic grant of an option to purchase 2,750 shares of common stock annually upon re-election to the Board by the stockholders. These options will be issued at a per share exercise price equal to the fair market value of one share of common stock on the grant date and expire ten years from the grant date.